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                                                                 EXHIBIT 10.26

                                                                      EXECUTED

                             ADELAIDE PRODUCTIONS
                        10202 West Washington Boulevard
                         Culver City, Cafifornia 90232
                                (310) 280-8368



As of May 18, 1994
Revised as of June 14, and June 17, 1994


Film Roman, Inc.
12020 Chandler Street
Suite 200
North Hollywood, California 91607

Attention:  Bill Schultz

Re:  THE CRITIC ("Series")
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Gentlemen:

Reference is hereby made to that certain agreement dated as of May 7, 1993, as revised and amended (the "Agreement") between Adelaide Productions, Inc. ("Producer") and Film Roman, Inc. ("Animation Studio"). For good and valuable consideration, the receipt of which is hereby acknowledged, Animation Studio and Producer have agreed to further amend the Agreement, as follows:

1. Subject to execution hereof, Producer shall pay Animation Studio the additional sum of $600,000, as full and complete consideration for all additional costs incurred by Animation Studio in connection with the production of the Animation Studio Elements (as defined in the Agreement) for the initial thirteen (13) episodes produced for the first production year of the Series. Said additional sum shall be payable as follows:

     (i)    $350,000, payable upon execution hereof.

     (ii) $50,000, payable ten (10) business days after Producer's acceptance of a firm, written, non-contingent order from a network or other buyer for episodes of the Series for the third production year (i.e., 1995/96).

     (iii) $200,000, payable upon the initial United States free broadcast television syndication (other than the first run-sale, if any, of the Series. For purposes hereof, an

Film Roman, Inc.
Re:  THE CRITIC
As of May 18, 1994
Revised as of June 14, and June 17, 1994
Page 2


          "initial United States free television sale" shall be deemed to occur at such time as Producer has (a) entered into a binding syndication license agreement with television stations in each of the top five (5) United States markets, and (b) episodes of Series are initially broadcast as a result of such sale:

All sums paid by Producer pursuant to the foregoing shall be fully-recoupable against Animation Studio's share of the net merchandising revenues derived by Producer from the exploitation of the Series merchandising rights pursuant to paragraph 19 of the Agreement. Net merchandising revenues shall thereafter be paid by Producer to Animation Studio pursuant to the terms of the Agreement upon Producer's recoupment of the sums provided herein.

2. In consideration for all services rendered by Animation Studio in connection with episodes of the Series produced for the second production year, Producer shall pay Animation Studio $454,000 per episode, payable pursuant to the terms of the Agreement, in lieu of the episodic compensation set forth in the Agreement. In addition, in connection with the production of one (1) "clip show" using scenes from previous episodes, the episodic fee payable to Animation Studio in connection with said "clip show" shall be $100,000, in lieu of the episodic fee set forth in the preceding sentence. Said "clip show" fee shall entitle Producer to up to three (3) new minutes of animation to be produced by Animation Studio. Producer shall have the right to order from Animation Studio up to an additional four (4) new minutes of animation in connection with the "clip show", and shall pay Animation Studio an additional $25,000 per new minute of animation ordered and produced. Producer shall deliver the Producer Elements (as defined in the Agreement) for the initial three (3) minutes of new animation for said "clip show" to Animation Studio with the Producer elements for episodes 5, 6 and 7 (approximately one (1) minute with each episode) produced for the second production year, and the remainder of Producer Elements for the "clip show" not later than the scheduled commencement date of production for the tenth
(10th) such episode.

3. In lieu of the annual increases provided for in paragraph 16 of the Agreement, and provided Producer exercises its option(s) for the third and subsequent production years of the Series, Animation Studio shall be entitled to 8% cumulative increases in the fee paid by Producer to Animation Studio for all services rendered pursuant to the Agreement.

Film Roman, Inc.
Re:  THE CRITIC
As of May 18, 1994
Revised as of June 14, and June 17, 1994
Page 3


4. Producer and Animation Studio acknowledge that all producers, directors and other key creative personnel assigned by Producer to the Series shall be required to render services in accordance with the budgetary parameters established by Producer and Animation Studio ("Animation Budget"). In the event Animation Studio anticipates that any of the aforesaid personnel are potentially causing individual episodes of the Series to exceed the Animation Budget, Animation Studio shall timely advise Producer of the circumstances causing the potential overages, and suggest means by which such episode(s) may be completed within the Animation Budget. Producer shall then consult in good faith with Animation Studio with respect to the control of such potential overages, and assist Animation Studio in maintaining the integrity of the Animation Budget.

Except as specifically set forth herein, the Agreement is not otherwise modified in any respect and the Agreement, as herein amended, is hereby ratified and confirmed in all respects.

Kindly confirm you acceptance of the foregoing by signing in the spaces provided.

Sincerely,


ADELAIDE PRODUCTIONS, INC.               ACCEPTED AND AGREED TO:


By:  /s/ Authorized Signatory            FILM ROMAN, INC.
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Its: Ass't Secretary
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                                         By:  /s/ Phil Roman
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                                         Its:
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                                         Fed. I.D. #95-4239652